SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

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Preliminary Proxy Statement	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HYPERCOM CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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[HYPERCOM LOGO]

2851 W. Kathleen Road
Phoenix, AZ 85053

April 23, 2001

Dear Stockholder:

      On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Stockholders of Hypercom Corporation on Monday, May 21 2001 at the company’s corporate headquarters in Phoenix, Arizona. Information on the meeting is presented on the following pages.

      In addition to the formal items of business to be brought before the meeting, you will have an opportunity to hear a report from Hypercom’s management on the company’s operations. You will also have an opportunity to direct your questions to our management team.

      Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. Please indicate your voting instructions and sign, date and mail this proxy card. A postage-paid return envelope for your proxy card is enclosed.

      If you are unable to attend the Annual Meeting, you may listen to a live broadcast, which will be available from Hypercom’s website at www.hypercom.com. A replay can also be accessed on the site shortly after the conclusion of the meeting.

      Thank you for your continued support of Hypercom. I look forward to seeing you on May 21.

Sincerely

George R. Wallner
Chairman of the Board and Chief Strategist

[HYPERCOM LOGO]

HYPERCOM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

What:	The 2001 Annual Meeting of Stockholders of Hypercom Corporation
When:	May 21, 2001, at 9:00 a.m. local time
Where:	Hypercom Corporation Headquarters 2851 W. Kathleen Road Phoenix, AZ 85053
Why:	At the meeting, stockholders will act on the following matters:
• Election of three directors, each for a term of two years;
• To approve a proposal to increase the number of shares available for the Long-Term Incentive Plan, which provides eligible participants the opportunity to receive stock-based awards; and
• Any other matters that properly come before the meeting.

      Only stockholders of record at the close of business on April 6, 2001 are entitled to vote at the meeting or any postponement or adjournment of the meeting. We have enclosed a copy of our Annual Report to Stockholders covering the period ended December 31, 2000 which includes certified financial statements and our Proxy Statement.

      All stockholders are encouraged to attend the Annual Meeting. However, if you cannot attend the Annual Meeting in person, please promptly register your votes for the proposals to ensure you are represented at the Annual Meeting.

      Please vote as soon as possible. We have enclosed a postage-paid envelope for your convenience if you choose to use the enclosed proxy card.

      Please note: If you attend the Annual Meeting, you may still vote in person at the meeting even if you previously returned or voted a Proxy.

IF YOU PLAN TO ATTEND:

Registration and seating will begin at 8:00 a.m. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting other than those operated by Hypercom or its designates.

      Your vote is important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Jonathon E. Killmer
Executive Vice President and
Corporate Secretary

April 23, 2001

Phoenix, Arizona

ABOUT THE MEETING
What is the purpose of the annual meeting?
Who is entitled to vote?
Who may attend the meeting?
What constitutes a quorum?
How do I vote?
What if I vote and then change my mind?
What are the Board’s recommendations?
What vote is required to approve each item?
How much did this proxy solicitation cost?
BOARD OF DIRECTORS
Election of Directors (Proposal No. 1)
Is there any Director who is not standing for re-election?
Who are the other continuing Directors?
How are non-employee Directors compensated?
Did Hypercom Directors receive any compensation in connection with the Cirilium joint venture?
How often did the Board meet during the period ending December 31, 2000?
What committees has the Board established?
Report of the Audit Committee
EXECUTIVE COMPENSATION
Summary Compensation Table
Options/SAR Grants in Last Calendar Year
Aggregated Option/SAR Exercises In Last Calendar Year and Calendar Year-End Option/SAR Values
Employment, Severance and Change of Control Agreements
Report of the Compensation Committee on Executive Compensation
STOCK PRICE PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
CERTAIN TRANSACTIONS AND RELATIONSHIPS
APPROVAL OF AN AMENDMENT TO HYPERCOM CORPORATION’S LONG-TERM INCENTIVE PLAN (PROPOSAL NO. 2)
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS AND NOMINATIONS
OTHER MATTERS
APPENDICES

ABOUT THE MEETING	1

What is the purpose of the annual meeting?	1

Who is entitled to vote?	1

Who may attend the meeting?	1

What constitutes a quorum?	1

How do I vote?	2

What if I vote and then change my mind?	2

What are the Board’s recommendations?	2

What vote is required to approve each item?	2

How much did this proxy solicitation cost?	3

BOARD OF DIRECTORS	3

Election of Directors (Proposal No. 1)	3

Is there any Director who is not standing for re-election?	4

Who are the other continuing Directors?	4

How are non-employee Directors compensated?	5

Did Hypercom Directors receive any compensation in connection with the Cirilium joint venture?	5

How often did the Board meet during the period ending December 31, 2000?	5

What committees has the Board established?	5

Report of the Audit Committee	6

EXECUTIVE COMPENSATION	8

Summary Compensation Table	8

Options/SAR Grants in Last Calendar Year	9

Aggregated Option/ SAR Exercises In Last Calendar Year and Calendar Year-End Option/ SAR Values	9

Employment, Severance and Change of Control Agreements	10

Report of the Compensation Committee on Executive Compensation	11

STOCK PRICE PERFORMANCE GRAPH	13

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	13

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT	14

CERTAIN TRANSACTIONS AND RELATIONSHIPS	15

APPROVAL OF AN AMENDMENT TO HYPERCOM CORPORATION’S LONG-TERM INCENTIVE PLAN (PROPOSAL NO. 2)	16

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	21

STOCKHOLDER PROPOSALS AND NOMINATIONS	21

OTHER MATTERS	22

APPENDICES	I-1

i

HYPERCOM CORPORATION

2851 West Kathleen Road
Phoenix, Arizona 85053

PROXY STATEMENT

       This Proxy Statement contains information related to the 2001 Annual Meeting of Stockholders. The annual meeting will be held on May 21, 2001 at 9:00 a.m. local time, at Hypercom Corporation Headquarters, 2851 W. Kathleen Road, Phoenix, AZ or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Hypercom’s Board of Directors. The proxy materials relating to the annual meeting are first being mailed to stockholders entitled to vote at the meeting on or about April 23, 2001.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of Directors and an amendment to our Long-Term Incentive Plan. In addition, Hypercom’s management will report on the performance of Hypercom during the period ended December 31, 2000 and respond to questions from stockholders.

Who is entitled to vote?

      Only stockholders of record at the close of business on the record date, April 6, 2001 are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the meeting?

      All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:00 a.m. The meeting begins at 9 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting other than those operated by Hypercom or its designates.

      Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting Hypercom to conduct its business at the annual meeting. As of the record date, 34,336,410 shares of common stock of Hypercom were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

      You can vote on matters to come before the meeting in two ways:

1.	You can attend the annual meeting and cast your vote in person; or

2.	You can vote by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions or, if you provide no instructions, according to the recommendation of the Board of Directors.

What if I vote and then change my mind?

      You may revoke your proxy at any time before it is exercised by:

•	filing with Hypercom’s Corporate Secretary a notice of revocation; or

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

      Your last vote will be the vote that is counted.

What are the Board’s recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with a description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of directors (see page 3);

•	for the amendment to the Hypercom Corporation Long-Term Incentive Plan (see page 16);

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

      Election of Directors. The three nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a Director.

      Amendment to Long-Term Incentive Plan. For approval of the amendment to the Hypercom Corporation Long-Term Incentive Plan (and any other item that may be properly brought before the meeting), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

      Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominees may elect not to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How much did this proxy solicitation cost?

      The costs of soliciting proxies from stockholders will be borne by Hypercom. In addition to the solicitation of stockholders of record by mail, proxies may be solicited by telephone, facsimile, personal contact, and similar means by Directors, officers or employees of Hypercom, none of whom will be specifically compensated for such activities. Hypercom will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the common stock and to obtain proxies.

Election of Directors (Proposal No. 1)

For Term Expiring at 2003 Annual Meeting

Class II

      The Board of Directors of Hypercom Corporation presently consists of seven members. The Directors are divided into two classes, with each class serving for a two-year period.

      At the annual meeting, three Class II Directors will be elected. The three persons listed below are nominated for election as Directors. Nominees will be elected to serve until the 2003 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified or their resignation or removal, whichever first occurs.

      Each of the nominees has consented to serve a two-year term. If any of the nominees should become unavailable to serve as a Director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

      Nominees standing for election are:

Jock Patton, 55	Director since 1999

      Jock Patton, a private investor, joined Hypercom as a Director on January 19, 1999. From 1992 to 1997, Mr. Patton served as a director and the President of StockVal, Inc., a registered investment advisor providing securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide. From 1972 to 1992, Mr. Patton was a Partner in the law firm of Streich Lang where he founded and headed the Corporate/ Securities Practice Group. Mr. Patton currently serves on the Board of Directors of JDA Software Group, Inc. and is Trustee of over thirty ING Pilgrim mutual funds with aggregate invested assets in excess of $30 billion. Mr. Patton is also a director of several privately held companies, including National Airlines, Inc., a Las Vegas-based start-up airline and Cirilium Corporation, a Voice over IP company, in which Hypercom has an interest. Mr. Patton holds both a B.A. Degree in Political Science and a law degree from the University of California at Berkeley.

William Keiper, 50	Director since 2000

      William Keiper became a Director of Hypercom on April 12, 2000. Since 1998, Mr. Keiper has served as a Director and President of the Services and Publishing Group of Martin Wolf Associates, Incorporated, a mergers and acquisitions firm serving middle market information technology products, consulting and e-Commerce companies. He is a principal in its related company, Lillian Capital, LLC, a NASD securities firm. Mr. Keiper is currently a member of the Board of Directors of JDA Software Group, Inc. Prior to joining Martin Wolf Associates, Mr. Keiper was Managing Director of Software Equity Group, LLC; he served as an officer and member of the Board of Directors of Artisoft, Inc. from January 1993 to October 1997, including as the Chief Executive Officer; from 1986 to 1993, Mr. Keiper held various executive positions with MicroAge, Inc., including President and Chief Operating Officer. Mr. Keiper’s education includes a Bachelor of Science Degree in Finance from Eastern Illinois University; a law degree from Arizona State University; and a Master of International Management Degree from the American Graduate School of International Management.

Christopher S. Alexander, 52	Director since 2000

      Christopher Alexander was named President and Chief Executive Officer of Hypercom Corporation, effective November 1, 2000. He joined Hypercom in 1993 as Chief Operating Officer of Hypercom International, a position he held for five years. In 1998, he was named Executive Vice President, Global Operations, Hypercom Corporation. In July 1999, he became President, Hypercom Transaction Systems Group where he was responsible for worldwide point-of-sale (POS) and multi-lane markets, and the Horizon Group, a national distributor of equipment that also provides a variety of other services and custom programs. In addition, Alexander has over 20 years of senior management experience in communications and data storage. He holds a BS degree in Industrial Management from Georgia Institute of Technology and an MBA from Georgia State University.

The Board of Directors unanimously recommends a vote FOR election of each of the Director nominees.

Is there any Director who is not standing for re-election?

      Yes. Peter J. Hart will retire from service on the Board of Directors at the annual meeting and will not stand for re-election. Mr. Hart is not standing for re-election because of other business obligations. Mr. Hart and Mr. Irato, a Director, are brothers-in-law.

Who are the other continuing Directors?

      The following is a list of Class I Directors whose terms expire in 2002; Mr. Irato and Mr. Wallner were elected at our 2000 Annual Meeting and Ms. Evans was appointed to the Board of Directors in July 2000.

Albert A. Irato, 62	Director since 1992

      Albert A. Irato was elected Vice Chairman of the Board of Directors effective November 1, 2000. From July 1, 1999 until October 31, 2000, Mr. Irato was Chairman of the Board of Directors. From October 1992 until June 30, 1999, Mr. Irato served as Hypercom’s Vice Chairman of the Board of Directors, Chief Executive Officer and President, and President and Chief Executive Officer of Hypercom U.S.A., Inc., a wholly owned subsidiary of Hypercom responsible for point-of-sale operations in the U.S. and Canada. From 1985 until 1992, Mr. Irato served in various management capacities at American Express. Mr. Irato also served as Chairman of the Board of the Electronic Funds Transfer Association headquartered in Washington, D.C. Mr. Irato holds a B.S. from Spring Hill College and an advanced management degree from the Darden School of the University of Virginia. Mr. Irato and Mr. Hart, who will resign as a Director effective as of the 2001 Annual Meeting, are brothers-in-law.

George Wallner, 50	Director since 1978

      George Wallner was elected Chairman of the Board and Chief Strategist effective November 1, 2000. From July 1, 1999 until October 31, 2000, he served as Chief Executive Officer and President. Mr. Wallner also served as Chairman of the Board of Directors from 1978, when he founded Hypercom, until June 30, 1999 when he became President and Chief Executive Officer. Mr. Wallner also serves as Hypercom’s Chief Strategist. He received a degree in electrical and communications engineering from the Kando Kalmau Technical College of Budapest, Hungary. George Wallner is the brother of Paul Wallner, a significant stockholder and former director of Hypercom Corporation.

Jane Evans, 56	Director since 2000

      Jane Evans became a Director of Hypercom on July 18, 2000. Ms. Evans is a nationally recognized retailing, consumer marketing and telecommunications executive. She was president and CEO of Arizona-based Gamut Interactive (formerly SmartTV), the first electronic wallet for the mass market from April 1995 to April 2001, when it filed for bankruptcy. Ms. Evans has held senior management positions with US West Communications, Interpacific Retail Group, Montgomery Securities, General Mills and Fingerhut. Ms. Evans is a member of the Board of Directors of Philip Morris Companies, Inc., Georgia-Pacific Corporation and KB Home Corporation, Petsmart Inc., and Main St. & Main. She has previously served as a director of The Equitable, Edison Bros. Stores, Inc., and the LPGA. Ms. Evans is a graduate of Vanderbilt University. She has also studied at the Fashion Institute of Technology and at L’Universite d’Aix-Marseille, Aix-en-Provence, France.

How are non-employee Directors compensated?

      Quarterly Fee: Effective January 18, 2000, each non-employee Director receives $5,000 each quarter for their services as Director and $1,250 for attending Board meetings. Effective November 8, 2000, each non-employee Director receives $500 for attending a telephonic Board meeting. No compensation is made for attending Board committee meetings. Jock Patton receives $25,000 per year for his services as Lead Director.

      Options: Under our Non-Employee Director Stock Option Plan, each newly elected non-employee Director receives an option to purchase 6,250 shares of common stock. Each non-employee Director also receives an option to purchase 6,250 shares of common stock each year. These options vest and become exercisable one year after date of grant, permitting the holder to purchase shares at their fair market value on the date of grant, which in 2000 ranged from $12.31 to $14.56. Unless earlier terminated, forfeited or surrendered pursuant to the plan, each option granted will expire on the tenth anniversary date of the grant.

      Expenses: Each non-employee Director is also reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and Board committee meeting.

Did Hypercom Directors receive any compensation in connection with the Cirilium joint venture?

      In December 1999, Hypercom and Inter-Tel Incorporated, a Phoenix-based provider of business telephone systems, call, voice and data software, services and products, formed a joint-venture called Cirilium Corporation to address service provider applications in the VoIP market. In connection with their service as members of the board of directors and contributions to the creation of Cirilium Corporation, on January 31, 2000, George Wallner and Jonathon Killmer were granted fully vested options to purchase shares in Cirilium of 50,000 shares each; Christopher Alexander was granted fully vested options to purchase shares in Cirilium of 25,000 shares; Jairo Gonzalez and Al Irato were granted fully vested options to purchase shares in Cirilium of 10,000 shares each; and Jock Patton and Peter Hart were granted fully vested options to purchase shares in Cirilium of 5,000 shares each. All of the option grants were made at $1.20 per share. Mr. Patton exercised his option to purchase 5,000 shares of Cirilium stock on April 4, 2000 and Mr. Hart exercised his option to purchase 5,000 shares of Cirilium stock on April 3, 2000. Mssrs. Wallner, Killmer, Alexander, Gonzalez and Irato have not exercised their options, which are under water.

How often did the Board meet during the period ending December 31, 2000?

      The Board of Directors met or acted in writing nine times during the period ending December 31, 2000. The Compensation Committee met four times and the Audit Committee met six times. Each board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served.

What committees has the Board established?

      The Board of Directors has standing Compensation and Audit Committees. Hypercom does not maintain a standing nominating committee or other committee performing similar functions. The function of nominating Directors is carried out by the entire Board of Directors. Hypercom’s Bylaws, however, provide a procedure for you to recommend candidates for Director at an annual meeting. For more information, see “Stockholder Proposals and Nominations.”

Name	Compensation Committee	Audit Committee

Jane Evans	X	X

Will Keiper	X	X

Jock Patton	X	X

Compensation Committee	4 meetings in period ending December 31, 2000

      The Compensation Committee:

•	is composed of three independent directors;

•	reviews and recommends compensation of executive officers;

•	administers Hypercom’s 1997 Long-Term Incentive Plan; and

•	administers Hypercom’s 2000 Broad-Based Plan.

Audit Committee	6 meetings in period ending December 31, 2000

      The Audit Committee:

•	is composed of three independent directors;

•	makes recommendations regarding the selection of independent auditors;

•	oversees the audit and non-audit activities of both independent accountants and Hypercom’s internal audit staff;

•	meets separately and privately with the independent auditors to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received;

•	receives and accepts the report of independent auditors;

•	reviews certain proposals for major transactions; and

•	has a written charter which is filed as Appendix I to this Proxy Statement.

Report of the Audit Committee

      The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent specifically incorporated into this Report.

      The Audit Committee of the Board of Directors has furnished the following report on Hypercom’s audit procedures and its relationship with its independent auditors for the twelve month period ended December 31, 2000.

      The role of Hypercom’s Audit Committee, which is composed of three independent non-employee directors, is one of oversight of Hypercom’s management and outside auditors in regard to Hypercom’s financial reporting and its controls with respect to accounting and financial reporting. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with Hypercom’s management and independent auditors.

      The Audit Committee has (i) reviewed and discussed Hypercom’s audited financial statements for the fiscal year ended December 31, 2000 with Hypercom’s management; (ii) discussed with Hypercom’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards AU sec. 380), including information about the quality of the Company’s financial reporting; (iii) received the written disclosures and the letter from Hypercom’s independent accountants required by Independence Standards Board No. 1 (Independent Discussions with Audit Committees), including information about the auditor’s independence; and (iv) has discussed with Hypercom’s independent accountants their independence.

      Based on the review and discussions with management and Hypercom’s independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Hypercom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Jock Patton, Lead Director
Jane Evans
William Keiper

EXECUTIVE COMPENSATION

      This section contains charts that show the amount of compensation earned by our Chief Executive Officer and by our other most highly paid executive officers. It also contains the report of the Compensation Committee explaining the compensation philosophy for our most highly paid officers.

Summary Compensation Table

      The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Hypercom during the year ended December 31, 2000, the transition period from July 1, 1999 to December 31, 1999 and the fiscal years ended June 30, 1999 and 1998, of those persons who were, at December 31, 2000, (i) our Chief Executive Officer and (ii) our other most highly compensated executive officers (collectively, the “Named Executive Officers”).

					Long-Term
					Compensation
		Annual Compensation			Awards

					Securities
				Other Annual	Underlying	All Other
Name and		Salary	Bonus	Compensation	Options/	Compensation
Principal Position	Year*	($)	($)	($)	SARs#	($)

George Wallner	C2000	$483,846	—	—	—	—
Chairman of the Board	C1999	$500,000	—	$8,087	—	—
of Directors(1)	T1999	$250,000	—	—	—	—
	1999	$500,000	—	—	—	—
	1998	$530,000	—	—	—	—

Christopher Alexander	C2000	$250,000	$103,753	—	14,000	—
President and Chief	C1999	$211,636	—	$14,981	235,000 (3)	—
Executive Officer(2)	T1999	$107,692	—	—	—	—
	1999	$168,462	—	$8,202	60,000	—
	1998	$140,501	—	$4,926	—	—

Jairo Gonzalez, Jr.	C2000	$300,000	$104,271	—	—	—
President, Hypercom	C1999	$280,866	$8,015	$12,460	50,000	—
Transaction Systems	T1999	$143,365	—	—	—	—
Group(4)	1999	$271,077	—	—	—	—
	1998	$269,181	—	—	—	—

Jonathon Killmer	C2000	$296,925	$50,000	$66,291 (6)	10,000	—
Chief Financial Officer and	C1999	$235,577	—	$79,671 (6)	350,000	—
Chief Operating Officer(5)	T1999	$125,000	—	—	—	—

*	In 1999, Hypercom changed its fiscal year end to December 31 from June 30, effective December 31, 1999. Accordingly C2000 and C1999 denote Calendar Year 2000 and Calendar Year 1999, respectively. T1999 denotes the six-month transition period from July 1, 1999 to December 31, 1999. 1999 and 1998 denote fiscal years beginning July 1, 1998 and 1997, respectively and ending June 30, 1999 and 1998, respectively.

(1)	Effective November 1, 2000, Mr. Wallner was elected Chairman of the Board and Chief Strategist and resigned his position as Chief Executive Officer and President.

(2)	Effective November 1, 2000, Mr. Alexander was elected President and Chief Executive Officer and resigned his position as President, Hypercom Transaction Systems Group. He was also elected to the Board of Directors. Mr. Alexander’s salary was increased to $310,000 effective with his appointment as President and CEO, Hypercom Corporation.

(3)	Includes the 60,000 options listed as being issued in the later part of Fiscal Year 1999.

(4)	Effective November 1, 2000, Mr. Gonzalez was elected President, Hypercom Transaction Systems Group and resigned his position as Senior Executive Officer.

(5)	Effective November 1, 2000, Mr. Killmer was elected Chief Operating Officer. Mr. Killmer joined Hypercom on January 18, 1999 as Senior Vice President and Chief Financial Officer. In July 1999, he became Executive Vice President and also Chief Administrative Officer.

(6)	This reflects relocation expense compensation in both 1999 and 2000.

Options/ SAR Grants in Last Calendar Year

      The following table sets forth information concerning grants of stock options to the Named Executive Officers during the twelve-month period ending December 31, 2000.

Potential Realizable
Value at Assumed
Annual Rates of
Stock Appreciation
	Individual Grants				Option Term

Percent of Total
	Number of	Options Granted
	Securities	to Employees in	Exercise or
	Underlying Options	12 month period	Base Price	Expiration
Name	Granted	ending 12/31/00	($/Sh)	Date	5%($)	10%($)

George Wallner	—	—	—	—	—	—

Christopher Alexander(1)	14,000	0.52%	$13.625	4/6/10	$119,962	$304,006

Jairo Gonzalez	—	—	—	—	—	—

Jonathon Killmer(2)	10,000	0.37%	$13.625	4/6/10	$85,687	$217,147

(1)	Such options vesting over a ten (10) year period unless sales and earnings targets established for Mr. Alexander were achieved during the twelve months beginning January 1, 2000, in which case the vesting period for the options would accelerate and immediately vest and become exercisable. In 2000, these sales and earnings targets were not met. All options to officers have a change of control clause which would cause the options to become fully exercisable.

(2)	Such options vesting over a ten (10) year period unless sales and earnings targets established for Mr. Killmer were achieved during the twelve months beginning January 1, 2000, in which case the vesting period for the options would accelerate and immediately vest and become exercisable. In 2000, these sales and earnings targets were not met. All options to officers have a change of control clause which would cause the options to become fully exercisable.

Aggregated Option/ SAR Exercises In Last Calendar Year

and Calendar Year-End Option/ SAR Values

      The following table sets forth information concerning the value of each Named Executive Officer’s unexercised options at December 31, 2000.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options/SARs at		In-The-Money Options/
	Acquired		Fiscal Year-End		SARs at Fiscal Year-End(1)
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

George Wallner	—	—	—	—	—	—

Christopher Alexander(2)	—	—	89,500	234,500	—	—

Jairo Gonzalez(3)	—	—	865,000	260,000	—	—

Jonathon Killmer(4)	—	—	122,500	237,500	—	—

(1)	Options are considered “in the money,” if the fair market value of the underlying securities exceeds the exercise price of the options. At December 31, 2000, all the options in the table had exercise prices greater than the fair market value (the stock’s closing price as reported on The New York Stock Exchange was $3.125 on December 29, 2000).

(2)	Mr. Alexander was granted 14,000 stock options at $13.625 in 2000. At December 31, 2000, in addition to those options, Mr. Alexander had 75,000 stock options outstanding at $6.40 a share, 175,000 stock options outstanding at $9.563, and 60,000 stock options outstanding at $10.375.

(3)	At December 31, 2000, Mr. Gonzalez had 1,075,000 stock options outstanding at $6.40 a share and 50,000 stock options outstanding at $9.563.

(4)	Mr. Killmer was granted 10,000 stock options at $13.625 in 2000. At December 31, 2000, in addition to those options, Mr. Killmer had 250,000 options at an exercise price of $10.375 per share and 100,000 options at an exercise price of $8.063 per share.

Employment, Severance and Change of Control Agreements

      Albert A. Irato. Hypercom employs Albert A. Irato under an agreement which expires on December 31, 2001. In addition to information found elsewhere in this proxy statement, this agreement provides:

•	an annual base salary of $322,000, with annual adjustments up to a maximum of $422,000; and

•	an automobile allowance, participation in Hypercom’s benefit plans and certain other fringe benefits.

In addition, pursuant to the agreement, effective January 1, 1997, Mr. Irato was granted options, additional to the 790,000 vested options previously granted to him, to purchase 257,500 shares of common stock at an exercise price of $6.40 per share. One-half of the options vested immediately and the remaining one-half become exercisable over five years at the rate of 20% per year beginning on January 1, 1998.

      In the event Mr. Irato’s employment is terminated by Hypercom without cause or by reason of death or disability, or in the event of a change of control of Hypercom, all options will vest immediately. In the event Mr. Irato’s employment is terminated without cause, Mr. Irato will receive for a period of one year following termination an amount equal to his annual salary on the date of termination. The agreement also contains a non-compete provision whereby Mr. Irato has agreed he will not, during his employment and for one year after any termination of employment, participate or assist in ownership or operation of any business similar to or competitive with Hypercom. Mr. Irato may terminate his employment with Hypercom at any time during the term.

      Jairo Gonzalez. Hypercom employs Jairo Gonzalez under an agreement which expires on December 31, 2001. In addition to information found elsewhere in this proxy statement, this agreement provides:

•	an annual base salary of $250,000, with annual adjustments up to a maximum of $300,000; and

•	an automobile allowance, participation in Hypercom’s benefit plans and certain other fringe benefits.

In addition, pursuant to the agreement Mr. Gonzalez was granted options to purchase 1,075,000 shares of common stock at an exercise price of $6.40 per share. One-half of the options vested immediately and the remaining one-half become exercisable over five years at the rate of 20% per year beginning January 1, 1998.

      In the event Mr. Gonzalez’s employment is terminated by Hypercom without cause or by reason of death or disability, or in the event of a change of control of Hypercom, all options will vest immediately. In the event Mr. Gonzalez’s employment is terminated without cause, Mr. Gonzalez will receive for a period of one year following termination an amount equal to his annual base salary on the date of termination. The agreement also contains a non-compete provision whereby Mr. Gonzalez has agreed he will not, during his employment and for one year after any termination of employment, participate or assist in ownership or operation of any business similar to or competitive with Hypercom. Mr. Gonzalez may terminate his employment with Hypercom at any time during the term.

      Other Executive Officers. Although we have no current plans to enter into employment agreements with any other executive officer or key employee, we intend to review the desirability of such employment agreements from time to time in the future.

Report of the Compensation Committee on Executive Compensation

      The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Hypercom filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent specifically incorporated into this Report.

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for the twelve month period ended December 31, 2000.

What is Hypercom’s philosophy of executive officer compensation?

      Hypercom’s compensation program for executive officers consists of three key elements:

•	a base salary,

•	a performance-based annual bonus, and

•	long-term incentives in the form of stock or option grants.

      The three-part approach enables Hypercom to meet the requirements of the competitive environment in which Hypercom operates, while ensuring executive officers are compensated in a way that advances both the short- and long-term interests of the stockholders. Under this approach, compensation for these officers is ultimately based upon:

•	the Committee’s assessment of the executive officers’ performance,

•	the continuing demand for superior executive talent,

•	Hypercom’s overall performance, and

•	Hypercom’s future objectives and challenges.

      The Board believes this mix of short- and long-term compensation components provides a balanced approach that enables Hypercom to attract and retain experienced executives, rewards executives for their individual and collective contribution to Hypercom’s profitability, and ensures the incentives of Hypercom’s executives are aligned with the best interests of its stockholders. The Board’s decisions concerning the specific compensation elements for individual executive officers, including the Chief Executive Officer, are made within this broad framework and in light of each executive officer’s level of responsibility, performance, current salary and prior-year bonus and other compensation awards.

How are salary and bonus determined?

      Hypercom’s philosophy is to pay base salaries to executives that reward these executives for ongoing performance throughout the year, enabling Hypercom to attract, motivate and retain highly qualified executives. The Board typically establishes each executive’s base salary at a level designed to reflect that executive’s position and responsibility within Hypercom, to attract and retain highly qualified executives and to be competitive with similarly situated executives at companies of similar size and revenue levels. The Board also takes into account, among other things, the individual executive’s experience and performance during the past year. During the twelve-month period ended December 31, 2000, the Board paid cash bonuses to Mssrs. Alexander, Killmer and Gonzalez.

What about equity-based compensation?

      Mr. Killmer’s 2000 bonus was based on conditions set forth in his initial employment agreement. Mssrs. Alexander and Gonzalez bonuses were both based on meeting specific 2000 sales targets.

      Another form of performance incentive is stock or option grants, which give executives an opportunity to obtain equity in Hypercom. Stock-based awards result in rewards to executives if Hypercom’s stock price appreciates and provide an incentive for outstanding performance in the long term. Hypercom has adopted two stock-based plans, the Hypercom Corporation Long-Term Incentive Plan and the 2000 Broad-Based Plan to provide employees selected by the Board an opportunity to obtain an equity stake in Hypercom. Stock options are primarily designed to provide employees with strong incentives for superior long-term performance. Exercisability of options is conditioned upon the employee’s continued employment by Hypercom for periods of time specified by the Board when these options are granted and in some cases, vesting is tied to personal performance. Unexercised options are forfeited if the employee leaves Hypercom prior to the time such options vest, or if vested upon termination, if the employee fails to exercise them prior to the end of a stated period following termination. In making option awards, the Board reviews the level of awards granted to executives at other comparable companies, the awards granted to Hypercom employees and the individual employee’s specific position at Hypercom and role in helping Hypercom to achieve its goals. Information on awards to executives is set forth in the tables above.

Do executives receive any other benefits?

      Certain executives also participate in various other benefit plans, including medical plans and a 401(k) plan, which are generally available to all employees of Hypercom.

How is Hypercom’s Chief Executive Officer compensated?

      Christopher Alexander was appointed President and Chief Executive Officer effective November 1, 2000. Concurrent with this appointment, Mr. Alexander’s base salary was increased from $250,000 to $310,000. Mr. Alexander received a total salary, not including bonus, of $250,000 during the year ended December 31, 2000. The Committee considered the same factors used for other executive officers outlined above in determining Mr. Alexander’s bonus and any long-term compensation. Mr. Alexander received a cash bonus of $103,753 for meeting specific sales targets for the twelve-month period ended December 31, 2000 in his capacity as President of Hypercom Transactions Systems.

      George Wallner who was President and Chief Executive Officer from January 1, 2000 until he was appointed Chairman of the Board effective November 1, 2000 and resigned as President and CEO, effective October 31, 2000, received a base salary of $483,846, which did not include a bonus during the year ended December 31, 2000. The Committee considered the same factors used for other executive officers outlined above in determining Mr. Wallner’s base salary.

How is Hypercom addressing Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly held corporation for compensation paid to any “covered employee” in any taxable year beginning after December 31, 1993. The term “covered employee” for this purpose is defined generally as the chief executive officer and the four other highest-paid employees of the corporation. In 2000, Hypercom did not pay compensation to any executive that was subject to Section 162(m).

Jock Patton, Lead Director
Jane Evans
William Keiper

As Members of the Compensation Committee

STOCK PRICE PERFORMANCE GRAPH

      The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of (i) our common stock, (ii) the Nasdaq Stock Index, and (iii) a selected peer group index, from November 13, 1997 (the date of our initial public offering) through December 31, 2000 (the end of our fiscal year). The peer group was selected on an industry basis and includes:

• National Data Corporation	• CyberCash, Inc.	• Checkfree Holding Corporation
• First Data Corporation	• Concord EFS	• Nova Corporation
• IVI Checkmate Corp.	• Transaction System Architects, Inc.	• NCR Corp.
• MICROS Systems, Inc.	• Total Systems Services Inc.

The peer group (#1) has been changed from the peer group (#2) utilized in the 2000 Proxy Statement. As a result, the fourth line represents a comparison to the group utilized in the 2000 Proxy Statement.

      The graph assumes that $100 was invested on November 13, 1997, the date of our initial public offering, in our common stock and in each of the comparison indices, and assumes all dividends paid were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock. 12/29/00

Comparison of Five-Year Cumulative Total Returns

Performance Graph for Hypercom Corporation

LEGEND
Symbol	CRSP Total Returns Index for:	11/14/97	12/31/98	12/31/99	12/31/00
	Hypercom Corporation	100.00	62.109	62.500	19.531

— - — -	Nasdaq Stock Index	100.00	140.206	260.570	156.810
- - - -	- Peer Group 1	100.00	129.435	162.841	168.430
	Peer Group 2	100.00	94.303	139.973	118.820

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Hypercom officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish Hypercom with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished, or written representations that no Forms 5 were required, Hypercom believes that during our preceding twelve-month period ending December 31, 2000, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth, as of March 31, 2001 the number and percentage of outstanding shares of common stock beneficially owned by each person known to beneficially own more than 5% of such stock, by each Director and Named Executive Officer of Hypercom and by all Directors and executive officers of Hypercom as a group.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)(2)	Owned	Owned

George Wallner(3)	11,510,100	33.5%

Paul Wallner	9,800,000	28.5%

Albert A. Irato(4)	983,125	2.9%

Christopher Alexander(5)	117,167	*

Jairo Gonzalez	1,022,500	3.0%

Jonathon Killmer(6)	229,422	*

Peter J. Hart	25,000	*

Jock Patton(7)	29,750	*

William Keiper	6,250	*

Jane Evans(10)	0	*

Capucine Irrevocable 1997 Trust(8)	141,625	*

Mellon Financial Corporation(9)	2,287,458	6.7%

All directors and executive officers as a group (10 persons)	13,923,314	40.5%

  *  Represents less than 1% of our outstanding common stock.

(1)	This information regarding beneficial ownership of our common stock by certain beneficial owners and management of Hypercom is as of March 31, 2001. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through exercise of any option, warrant, or right. Shares of common stock subject to options, warrants, or rights currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 34,336,410 shares of common stock outstanding as of March 31, 2001. The persons named in the table, to our knowledge, have sole voting and sole dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	Unless otherwise noted, the address of each of the listed stockholders is 2851 West Kathleen Road, Phoenix, Arizona 85053 except for Paul Wallner, whose address is 1615 South 52nd Street, Tempe, Arizona 85281.

(3)	As of December 31, 2000, 11,510,100 shares of Hypercom Corporation Common Stock were held of record by Exoterium Partnership, a South Dakota partnership. George Wallner is the individual beneficial owner of 99% of Exoterium Partnership. The remaining 1% is beneficially owned by a limited liability company, of which George Wallner is the sole member.

(4)	Does not include 141,625 shares of common stock subject to options exercisable by the Capucine Irrevocable trust. Mr. Irato also exercised and sold options covering 240,000 shares during the first calendar quarter of 2000.

(5)	Includes 10,000 shares Mr. Alexander purchased on the open market at $3.2688 on December 8, 2000.

(6)	Includes 40,000 shares of a stock grant pursuant to Mr. Killmer’s initial employment agreement in 1999; vesting 10,000 shares in each of the four quarters in 2001. Also includes the following shares purchased through the Employee Stock Purchase Plan: 158.3729 on allocation date of January 21, 2000 at an allocation price of $8.38; 176.2743 shares on allocation date of April 12, 2000 at an allocation price of $8.50; 232.8990 on allocation date August 1, 2000 at an allocation price of $12.22 and 521.2589 on allocation date of October 30, 2000 at an allocation price of $8.82.

(7)	Includes 10,000 shares Mr. Patton, a Director, purchased on the open market on December 11, 2000 at $3.6875.

(8)	Capucine Irrevocable Trust, 20 Waterside Plaza, New York, NY 10010.

(9)	Mellon Financial Corporation, One Mellon Center, Pittsburgh, PA 15250.

(10)	Jane Evans was granted 6,250 stock options upon her appointment to the Board of Directors in July 2000. These options will become exercisable in July 2001.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

      Since the closing of the initial public offering in November 1997, all transactions between Hypercom and its affiliated entities, executive officers, Directors or significant stockholders are approved by a majority of the independent Directors of Hypercom. Hypercom believes these transactions, except the non-interest bearing loans described below, are on terms no less favorable to Hypercom than Hypercom could obtain from non-affiliated parties.

      In fiscal 1997, Hypercom made non-interest bearing loans to George Wallner, our Chairman of the Board and Chief Strategist (effective November 1, 2000), and to Paul Wallner, formerly the President of Hypercom Network Systems, a significant stockholder and George Wallner’s brother, each in the principal amount of US $749,000. As of December 31, 2000, George Wallner’s and Paul Wallner’s net amount outstanding to Hypercom was US $749,000 and US $749,000, respectively. The loans are due in full in March 2004.

      In December 2000, the Company received $1.5 million in cash in exchange for a note payable to George Wallner. The note, which bears interest at 12% annually, had an original maturity date of February 1, 2001, and is currently extended on a month-to-month basis.

      In December 1999, Hypercom Network Systems transferred its VoIP assets, technology and 46 staff resources to Cirilium Corporation, a joint venture between Hypercom and Inter-Tel Incorporated, and invested $9.9 million in Cirilium in assets and services from December 1999 through December 2000. In connection with the formation of Cirilium, Paul Wallner made an equity investment in the Company, and certain officers and directors of Hypercom were granted options. See “Did Hypercom Directors receive any compensation in connection with the Cirilium joint venture?” As a result of an investment in the third quarter of 2000 by Paul Wallner, who also became Cirilium’s CEO at this time, Hypercom and Inter-Tel became minority owners of Cirilium. Prior to the investment, Hypercom had accounted for its investment in Cirilium under the equity method. Hypercom reported losses arising out of its investment in Cirilium through the nine months ended September 30, 2000 of $5.8 million and took a charge in the quarter ended September 30, 2000 of $4.1 million, writing off the balance of its investment. It does not expect to take any further material charges in connection with Cirilium. Hypercom, Inter-Tel, Paul Wallner and other investors, including certain Hypercom officers or directors that invested in Cirilium, have entered into various agreements with respect to Cirilium, including a Stockholders Agreement and a Registration Rights Agreement. Jock Patton, a director of Hypercom, currently serves as Hypercom’s designee on Cirilium’s board of directors pursuant to the Stockholders Agreement. Mr. Patton is not compensated for his services as a Director of Cirilium.

APPROVAL OF AN AMENDMENT TO HYPERCOM CORPORATION’S

LONG-TERM INCENTIVE PLAN
(PROPOSAL NO. 2)

      The Board of Directors has approved an amendment to the Hypercom Corporation Long-Term Incentive Plan, subject to approval by Hypercom stockholders. We have summarized the key provisions of the plan here. Because it is a summary, it may not contain all the information that is important to you. You should read the full text of the plan as amended, which is attached as Appendix II.

What is the Amendment to the Plan?

      The amendment to the plan, which the Board has adopted and for which we are seeking stockholder approval, will increase the number of shares of Common Stock that may be issued under the Plan from 5,000,000 to 6,000,000.

Why is the Amendment to the Plan Necessary?

      The increase in the number of shares of stock available under the Plan is necessary to ensure that Hypercom has the flexibility to meet its foreseeable future needs for stock options to be granted under the Plan. The Board continues to believe that stock-based compensation programs are a key element in achieving Hypercom’s continued financial and operational success. Hypercom’s compensation programs have been designed to motivate Hypercom employees to work as a team to achieve the corporate goal of maximizing stockholder return.

How Many Shares Are Subject to the Plan?

      The total number of shares of Stock currently reserved and available for Awards is 5,000,000. The Board of Directors is asking stockholders to approve an increase in the number of shares of Common Stock that may be issued under the Plan to 6,000,000.

What is the Purpose of the Plan?

      The purpose of the Hypercom Corporation Long-Term Incentive Plan is to promote the success and enhance the value of Hypercom Corporation and its subsidiaries by linking the interests of its employees, consultants, and advisors to those of Hypercom stockholders. By providing an incentive for outstanding performance, Hypercom is better able to motivate, attract, and retain the services of the individuals who are necessary for the successful conduct of Hypercom’s operations. The Plan, therefore, permits the grant of incentive awards from time to time to selected employees, consultants, and advisors of Hypercom.

What is the Effective Date of the Plan?

      The Plan became effective as of November 26, 1996, subject to stockholder approval, which was subsequently obtained.

Who Administers This Plan?

      The plan is administered by the Board of Directors or a Committee that the Board appoints. The Committee must include at least two individuals who are members of the Board and who are considered “non-employee directors” according to Securities and Exchange Commission regulations and rules. The Board or Committee has authority to interpret the plan, construe terms, adopt rules and regulations, prescribe forms and make all determinations under the Plan.

      The executive officers of Hypercom may also select Award recipients based on certain terms and conditions established by the Board. These Awards may be subject to restrictions imposed by the Securities and Exchange Commission. No awards may be granted at less than fair market value on the date the award is granted.

Who Pays to Administer the Plan?

      Hypercom Corporation pays the cost of administering the Plan.

What is the Nature of the Stock Distributed?

      The Stock distributed for an Award may consist, in whole or in part, of authorized and unissued Stock, Treasury Stock or Stock purchased by Hypercom on the open market.

Are There Limitations on Awards to Any Single Participant?

      Subject to certain conditions, a participant may not receive Awards covering more than 1,500,000 shares of Stock in total.

What are the Eligibility Requirements for Awards?

      As determined by the Board, awards may be granted only to individuals who are employees (including employees who also are directors or officers) of Hypercom or a subsidiary or to consultants or advisors of Hypercom.

What are the Types of Awards That Can Be Granted and Conditions of Those Grants?

      The types of awards that may be granted under the Plan include restricted and unrestricted stock, incentive and non-qualified stock options, stock appreciation rights, performance shares and other stock-based awards. These awards will be exercisable by the participants at the times determined by the Board or its Committee. All awards are subject to a written award agreement between Hypercom and the participant that will specify the provisions of the awards.

      Except as noted below, during the lifetime of a person to whom an award is granted, only that person, or that person’s legal representative, may exercise an option or stock appreciation right or receive payment with respect to performance units or any other award.

      The Board or its Committee determine the acceptable methods of payment for an exercised option. The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased or in a combination of cash and stock. The Board or its Committee may allow participants to simultaneously exercise options and sell the stock purchased upon such exercise and use the sale proceeds to pay the purchase price. The Board or its Committee determine how the shares of stock will be delivered to the participants.

      No Award gives the participant the rights of a stockholder until the shares of stock are, in fact, issued in connection with the Award.

      Hypercom has the authority to deduct or withhold or require a participant to remit to Hypercom funds to satisfy federal, state and local taxes, FICA obligations and other withholding obligations (if outside the U.S.). Subject to the Board or Committee approval, participants may satisfy the withholding requirement by having Hypercom withhold shares of Stock having a fair market value on the date of withholding equal to the amount to be withheld for tax purposes.

      The basic characteristics of each type of award that may be granted to an employee, and in some cases, a consultant or advisor under the Plan are as follows:

•	Incentive and Non-Qualified Stock Options

Incentive stock options and non-qualified stock options may be granted to participants at exercise prices determined by the Board or its Committee. The exercise price cannot be less than the fair market value of the underlying stock. Under current Federal tax laws, no incentive stock options may be granted more than 10 years after the effective date of the Plan. An incentive stock option cannot be exercisable more than 10 years after the date of grant. In any calendar year, the total fair market value of the shares of Hypercom Common Stock for incentive stock options held by an employee under the

Plan along with shares from any other plan of Hypercom or any subsidiary may not exceed $100,000 when they first become exercisable. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns 10% or more of the outstanding shares of Hypercom.

•	Stock Appreciation Rights and Performance Units

A Stock Appreciation Right, or SAR, means a right granted to the participant to receive a payment equal to the difference (excess) between the fair market value of a share of stock as of the date of exercise over the price at which it was granted. Performance units entitle the participant to payment in amounts determined by the Board or its Committee based upon the achievement of specified performance targets during a specified term. Payments with respect to stock appreciation rights and performance units may be paid in cash, shares of Hypercom Common Stock or a combination of cash and shares as determined by the Board or its Committee and reflected in the Award Agreement.

•	Restricted and Unrestricted Stock and Other Stock-Based Awards

The Board or its Committee is authorized to grant, either alone or in conjunction with other awards, stock and stock-based awards. The Board or its Committee will determine the persons to whom such awards are made, the timing and amount of the awards, and all other terms and conditions. Hypercom Common Stock granted to participants may be unrestricted or may contain restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Board or its Committee may determine. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a stockholder, including without limitation, voting and dividend rights.

•	Dividend Equivalents

Dividend Equivalents entitle a participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Stock subject to an option award or SAR award. The Board or its Committee may decide that the dividend equivalents be paid or distributed when accrued or reinvested in additional shares of stock or otherwise reinvested.

•	Other Stock-Based Awards

The Board or its Committee is authorized to award other stock-based awards, including shares of Stock purely as a “bonus.” The Board or its Committee will determine the terms and conditions of these awards.

What Are the Tax Consequences of Awards Under the Plan?

      Incentive Stock Options. An optionee will not be treated as receiving taxable income upon either the grant of an incentive stock option or upon the exercise of an incentive stock option. However, the difference between the exercise price and the fair market value on the date of exercise will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or subject to a substantial risk of forfeiture under Section 83 of the Code.

      If Common Stock acquired by the exercise of an incentive stock option is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the optionee, any gain or loss resulting from its disposition will be treated as a mid- or long-term capital gain or loss. If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a “disqualifying disposition” will occur. If a disqualifying disposition occurs, the optionee will realize ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less. The balance of the optionee’s gain on a disqualifying disposition, if any, will be taxed as capital gain.

      In the event an optionee exercises an incentive stock option using Common Stock acquired by a previous exercise of an incentive stock option, unless the stock exchange occurs after the required holding periods, such exchange shall be deemed a disqualifying disposition of the stock exchanged.

      Non-Qualified Stock Options. No taxable income will be realized by an optionee upon the grant of a non-qualified stock option, nor is Hypercom entitled to a tax deduction by reason of such grant. Upon the exercise of a non-qualified stock option, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price and Hypercom will be entitled to a corresponding tax deduction.

      Upon a subsequent sale or other disposition of Common Stock acquired through exercise of a non-qualified stock option, the optionee will realize capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee will have no tax consequence to Hypercom.

      Stock Appreciation Rights. A recipient who receives a stock appreciation right, or SAR, award is not subject to tax at the time of the grant and Hypercom is not entitled to a tax deduction by reason of such grant. At the time such award is exercised, the recipient must include in income the appreciation inherent in the SAR (i.e., the difference between the fair market value of the Common Stock on the date of grant and the fair market value of the Common Stock on the date the SAR is exercised). Hypercom is entitled to a corresponding tax deduction in the amount equal to the income includible by the recipient in the year in which the recipient recognizes taxable income with respect to the SAR.

      Restricted Stock Awards. A recipient of a restricted stock award will recognize ordinary income equal to the fair market value of the Common Stock at the time the restrictions lapse. Hypercom is entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the restrictions lapse.

      Instead of postponing the income tax consequences of a restricted stock award, the recipient may elect to include the fair market value of the Common Stock in income in the year the award is granted. This election is made under Section 83(b) of the Code. This Section 83(b) election is made by filing a written notice with the Internal Revenue Service office with which the recipient files his or her federal income tax return. The notice must be filed within 30 days of the date of grant and must meet certain technical requirements.

      The tax treatment of the subsequent disposition of restricted stock will depend upon whether the recipient has made a Section 83(b) election to include the value of the Common Stock in income when awarded. If the recipient makes a Section 83(b) election, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the Common Stock and the fair market value of the Common Stock on the date of grant. The character of such capital gain or loss will depend upon the period the restricted stock is held. If no Section 83(b) election is made, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the Common Stock and the fair market value of the Common Stock on the date the restrictions lapsed.

      Performance Shares. A recipient of a performance share award will not realize taxable income at the time of grant, and Hypercom will not be entitled to a deduction by reason of such grant. Instead, a recipient of performance shares will recognize ordinary income equal to the fair market value of the Common Stock at the time the performance goals related to the performance shares are attained and paid to the recipient. Hypercom is entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the performance goals are achieved.

      Dividend Equivalents. A recipient of a dividend equivalent award will not realize taxable income at the time of grant, and Hypercom will not be entitled to a deduction by reason of such grant. Instead, the recipient must include in ordinary income the amounts issued in payment of the dividend equivalent award at the time the award is paid. If the Board provides for reinvestment of dividend equivalents, the recipient must include in ordinary income the fair market value of Common Stock issued or cash received attributable to the dividend equivalent award at the time of exercise of the option upon which the dividend equivalent award is paid.

      Hypercom will be entitled to a tax deduction in an amount, and at the time, that the participant recognizes ordinary income due to the payment of the dividend equivalent award. However, to receive that tax deduction, Hypercom must deduct and withhold taxes from amounts paid to the optionee.

      The amount included as ordinary income in the optionee’s income becomes the optionee’s tax basis for determining gains or losses on the subsequent sale of the Common Stock.

What Are the Provisions Applicable to Awards?

      The Board or its Committee may decide to grant awards under the plan either alone, in addition to, in tandem with, or in substitution for, any other award granted under the Plan. The timing of these awards and their terms and conditions are at the discretion of the Board or its Committee.

      The Board or its Committee may offer to exchange or buy out any previously awarded grant for a payment in cash, Stock or other award providing it communicates this to the participant at the time the offer is made.

      A participant may not pledge, transfer, assign or encumber an Award in any way other than by a will or the laws of descent and distribution.

What are the Provisions for Acceleration of Awards, Lapse of Restrictions, Termination of Employment, Forfeitures?

      The Board or its Committee may provide for:

•	the lapse of restrictions on restricted stock or other awards,

•	accelerating the exercisability of options, stock appreciation rights and other awards,

•	accelerating the term with respect to the achievement of performance targets for performance units in the event of certain fundamental changes in the corporate structure of Hypercom, the death of the participant or such other events as the Board or its Committee may determine.

      If a participant dies or becomes disabled, options that were not previously exercisable will immediately become exercisable in full. The participant must have been continuously employed by Hypercom and its affiliates between the date the option was granted and the date of such disability, or, in the event of death, a date not more than three months prior to death. If a participant’s employment or other relationship with Hypercom terminates for any reason other than death or disability, then any option or stock appreciation right that has not expired shall remain exercisable for three months after termination of the participant’s employment if it would have been exercisable prior to the participant’s termination of employment.

Can the Plan Be Amended, Modified and Terminated?

      The Plan gives the Board or its Committee discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the option price of outstanding options and performance targets for, and payments under, outstanding awards of performance units in the event of mergers, recapitalizations, stock dividends, stock splits or other relevant changes. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such other events as may be specified by the Board or its Committee, which may include changes in accounting practices of Hypercom or changes in the participant’s title or employment responsibilities. The Plan also gives the Board the right to terminate, suspend or modify the Plan, except that amendments to the Plan are subject to stockholder approval if needed to comply with the incentive stock option provisions of Federal tax laws. Under the Plan, the Board or its Committee may cancel outstanding options and stock appreciation rights generally in exchange for cash payments to the participants in the event of certain dissolutions, liquidations, mergers, statutory share exchanges or other similar events involving Hypercom.

     The Board of Directors unanimously recommends a vote FOR approval of the amendment to the Hypercom 1997 Long-Term Incentive Plan.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Board of Directors, upon recommendation of its Audit Committee, selected Ernst & Young LLP as Hypercom’s independent auditors for fiscal year ended December 31, 2000. Representatives of Ernst & Young are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Hypercom’s annual financial statements and the reviews of the financial statements included in Hypercom’s Forms 10-Q for the fiscal year ended December 31, 2000 were $784,000.

Financial Information Systems Design and Implementation Fees

      The Company did not engage Ernst & Young LLP to provide any separate information technology services during the fiscal year ended December 31, 2000.

All Other Fees

      All other fees were $127,000, including audit related services of $109,000, and non-audit services of $18,000. Audit related services generally include fees for pension and statutory audits, business acquisitions, accounting consultations, internal audit and SEC registration statements.

STOCKHOLDER PROPOSALS AND NOMINATIONS

      Stockholder Proposals for the 2002 Proxy Statement. Any stockholder satisfying the Securities and Exchange Commission (“SEC”) requirements and wishing to submit a proposal to be included in Hypercom’s proxy statement for the 2002 Annual Meeting of Stockholders should submit the proposal in writing to the Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053. Generally, such notice would have to be received by January 24, 2002 in order to be considered for inclusion in the proxy statement.

      Director Nominees or Other Business for Presentation at the 2002 Annual Meeting. Under Hypercom’s Bylaws, if you wish to nominate Directors or bring other business before the stockholders at the 2002 Annual Meeting of Stockholders:

•	You must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting of stockholders to which the notice relates.

•	You must notify the Corporate Secretary in writing no later than January 24, 2002, which is 120 days prior to the anticipated date of our 2002 Annual Meeting of Stockholders.

•	Your notice must contain the specific information required in our Bylaws, which requires the following information:

—	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, or in the case of Director nominees, all arrangements or understanding between the stockholders and each nominee and any other person or persons pursuant to which the nominee or nominees are to be considered by the stockholders;

—	the name and record address of such stockholder;

—	the class or series and number of shares of capital stock of Hypercom that are owned beneficially or of record by such stockholder;

—	a description of all arrangements or understandings between such stockholder and other persons or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, or in the case of

Director nominees, all information required by the SEC’s rules and regulations and Hypercom’s Bylaws; and

—	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

      A nomination or other proposal will be disregarded if it does not comply with the above procedures and any additional requirements set forth in our Bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement.

OTHER MATTERS

      As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to Hypercom will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

HYPERCOM CORPORATION

/s/ Jonathon E. Killmer

Jonathon E. Killmer
Executive Vice President and
Corporate Secretary

April 23, 2001

Appendix I

Hypercom Corporation

Audit Committee Charter

Organization

      There shall be a committee of the Board of Directors (the “Board”) known as the Audit Committee. The Audit Committee shall be composed of not fewer than three (3) directors who are independent of management and the corporation and are free of any relationship that, in the business judgment of the Board, would interfere with their exercise of independent judgment as a committee member.

      All members of the Audit Committee should be financially literate and be able to read a financial statement at the time of appointment or within a reasonable period of time after his/her appointment to the Audit Committee. At least one member of the Audit Committee, as interpreted in the business judgment of the Board, must have accounting or related financial management expertise.

Statement of Policy

      The Audit Committee shall provide assistance to the Board in fulfilling the Board’s responsibility to the shareholders relating to corporate accounting and financial reporting practices. The Audit Committee shall provide an open avenue of communication between the independent auditor, the Chief Financial Officer and the Board of Directors.

Activities of the Audit Committee

      There are four sets of activities in which the Audit Committee shall be engaged: Continuous — General; Continuous — Reporting Specific Policies; Scheduled; and As Necessary. Each of these will be addressed in the following sections:

Continuous — General

•	Meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

•	Confirm the independence of the independent auditor by requesting that the independent auditor submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent auditor and Hypercom, and by discussing the auditor’s independence with the auditor. The Audit Committee is responsible for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board take appropriate action in response to the auditor’s report to satisfy itself of the auditor’s independence.

•	Instruct the independent auditor that the Board, as the representative of the shareholders, is the auditor’s client and that the auditor is ultimately accountable to the Board and the Audit Committee, which have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the auditor.

•	Inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to Hypercom.

•	Consider and review with the independent auditor and the Chief Financial Officer

(a)	The adequacy of Hypercom’s internal controls — including information system controls and security.

(b)	Related findings and recommendations of the independent auditor along with management’s responses.

•	Consider and review with management, including the Chief Financial Officer, and with the independent auditor:

(a)	Significant findings during the year including the status of previous audit recommendations.

(b)	Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information.

(c)	Any changes required on the planned scope of the audit.

•	Meet as necessary with the independent auditor, the Chief Financial Officer and other members of management in separate executive sessions to discuss any matter that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

•	Report as necessary to the Board on significant results of the foregoing activities.

Continuous — Reporting Specific Policies

•	Advise management and the independent auditor that they are expected to provide a timely analysis of significant new financial reporting issues and practices.

•	Provide that management and the independent auditor discuss with the Audit Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting policies and financial disclosure practices used or proposed to be adopted by Hypercom and, particularly, about the degree of aggressiveness or conservatism of Hypercom’s accounting policies and practices.

•	Inquire as to the auditor’s view of whether management’s choices of accounting policies are conservative, moderate or aggressive from the perspective of income, asset and liability recognition and whether those policies are common practices.

•	Determine with regard to new material transactions or a material event, the auditor’s reasoning for the appropriateness of the accounting and disclosure policies adopted by management.

•	Inquire of the auditors about how management’s choices of accounting policies may affect shareholders, public views and attitudes about Hypercom.

Scheduled

•	Recommend the selection of the independent auditor for approval by the Board; approval of the compensation of the independent auditor, and review and approve the dismissal of the independent auditor.

•	Consider, in consultation with the independent auditor and the Chief Financial Officer, the audit scope and plan for the annual financial statement audit performed by the independent auditor. Review and discuss with management and the independent auditor the results of annual audits and any financial notes related thereto, including:

(a)	The independent auditor’s audit of Hypercom’s annual financial statements, accompanying footnotes and its report thereon.

(b)	Any significant changes required in the independent auditor’s audit plan.

(c)	Any difficulties or disputes with management encountered during the course of the audit.

(d)	Other matters related to the conduct of the audit which are communicated to the Committee by the auditors.

(e)	Discussion with auditors on such matters as required to be discussed by SAS 61, as may be modified or supplemented from time to time.

(f)	Discuss with the Board of Directors and/or other committees of the Board, as appropriate, the results of the annual audits and related financial notes.

•	Based on its review and discussions with the auditor, recommend to the Board that the audited financial statements be or not be included in Hypercom’s annual Form 10-K filing with the SEC.

•	Review with management and the independent auditor, prior to the release to the public of any financial related disclosure, including, but not limited to quarterly earnings reports, each such disclosure.

•	Arrange for the independent auditor to be available to the full Board, at least annually, to help provide a basis for the Board to recommend the appointment of the auditor.

•	Confirm that the auditor’s reasoning is described in accepting or questioning significant estimates by management.

•	Review periodically with general counsel, the legal and regulatory matters that may have a material impact on Hypercom’s financial statements, compliance policies and programs.

      Review and update the Audit Committee’s Charter annually.

As Necessary

•	Review and approve any requests for any management or other consulting to be performed for Hypercom by the independent auditor and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

•	Conduct or authorize investigations into any matters brought to its attention. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

Appendix II

HYPERCOM CORPORATION

LONG-TERM INCENTIVE PLAN

ARTICLE 1  PURPOSE

      1.1.  General. The purpose of the Hypercom Corporation Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Hypercom Corporation and its subsidiaries (collectively, “Hypercom”) by linking the personal interests of its employees, consultants, and advisors to those of Hypercom stockholders and by providing its employees, consultants, and advisors with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, consultants, and advisors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, consultants, and advisors of the Company.

ARTICLE 2  EFFECTIVE DATE

      2.1.  Effective Date. The Plan is effective as of November 26, 1996 (the “Effective Date”). Within one year after the Effective Date, the Plan shall be submitted to the stockholders of the Company for their approval. The Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present, or represented, and entitled to vote at a meeting duly held (or by the written consent of the holders of a majority of the shares of stock of the Company entitled to vote) in accordance with the applicable provisions of the Delaware General Corporation Law and the Company’s Bylaws and Certificate of Incorporation. Any Awards granted under the Plan prior to stockholder approval are effective when made (unless the Committee specifies otherwise at the time of grant), but no Award may be exercised or settled and no restrictions relating to any Award may lapse before stockholder approval. If the stockholders fail to approve the Plan, any Award previously made shall be automatically canceled without any further act.

ARTICLE 3  DEFINITIONS AND CONSTRUCTION.

      3.1.  Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, Dividend Equivalent Award, or Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company or a Committee thereof formed under Section 4, as the case may be.

(d) “Cause” means (except as otherwise provided in on Option Agreement) if the Board, in its reasonable and good faith discretion, determines that the employee, consultant or advisor (i) has developed or pursued interests substantially adverse to the Company, (ii) materially breached any employment, engagement or confidentiality agreement or otherwise failed to satisfactorily discharge his or her duties, (iii) has not devoted all or substantially all of his or her business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company), (iv) is charged with or convicted of a felony, or (v) has engaged in activities or omissions that are detrimental to the well-being of the Company.

(e) “Change of Control” means and includes each of the following (except as otherwise provided in an Option Agreement):

(1) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Stock immediately prior to the merger have at least 80% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

(2) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(3) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company;

(4) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than any current stockholder of the Company or affiliate thereof or any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 51% or more of the Company’s outstanding Stock; or

(5) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means the committee of the Board described in Article 4.

(h) “Disability” shall mean any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

(i) “Dividend Equivalent” means a right granted to a Participant under Article 11.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(k) “Fair Market Value” means with respect to Stock or any other property, the fair market value of such Stock or other property as determined by the Board in its discretion, under one of the following methods: (i) the last reported sales price or closing price for the Stock as reported on any national securities exchange on which the Stock is then listed (which shall include the Nasdaq National Market) for that date or, if no prices are so reported for that date, such prices on the next preceding date for which such prices were reported; or (ii) the price as determined by such methods or procedures as may be established from time to time by the Board.

(l) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(m) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(n) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(o) “Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(p) “Participant” means a person who, as an employee of or consultant or advisor to the Company or any Subsidiary, has been granted an Award under the Plan. A “Participant” shall not include any Director of the Company or any Subsidiary who is not also an employee of or consultant to the Company or any Subsidiary.

(q) “Performance Share” means a right granted to a Participant under Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(r) “Plan” means the Hypercom Corporation Long-Term Incentive Plan, as amended from time to time.

(s) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(t) “Stock” means the Common Stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 13.

(u) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(v) “Subsidiary” means any corporation, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 4  ADMINISTRATION

      4.1.  Board/ Committee. The Plan shall be administered by the Board of Directors or a Committee that is appointed by, and serves at the discretion of, the Board. Any Committee shall consist of at least two individuals who are members of the Board and are “nonemployee directors” as that term is defined in Rule 16b-3(b)(3) promulgated under Section 16 of the Exchange Act or any successor provision, except as may be otherwise permitted under Section 16 of the Exchange Act and the regulations and rules promulgated thereunder. For purposes of this Plan, the “Board” shall mean the Board of Directors or the Committee, as the case may be.

      4.2.  Action by the Board. A majority of the Board shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Board in lieu of a meeting shall be deemed the acts of the Board. Each member of the Board is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

      4.3.  Authority of Board. The Board has the exclusive power, authority and discretion to:

(a) Designate Participants;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Board in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

(i) Make all other decisions and determinations that may be required under the Plan or as the Board deems necessary or advisable to administer the Plan.

      Notwithstanding the above or anything else in the Plan to the contrary, the executive officers of the Company also have the authority, subject to the terms, conditions, and parameters set forth by the Board from time to time, to select Award recipients and establish the terms and conditions of Awards; provided, however, that (i) any such Award recipient must not be a person who, at the time the Award is granted, is subject to the restrictions imposed by Section 16 of the Exchange Act, and (ii) no Awards may be granted at less than Fair Market Value on the Date of Grant.

      4.4.  Decisions Binding. The Board’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Board with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5  SHARES SUBJECT TO THE PLAN

      5.1.  Number of Shares. Subject to adjustment provided in Section 14, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Share Award) shall be 6,000,000.

      5.2.  Lapsed Awards. To the extent that an Award terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan, in each case to the full extent available pursuant to the rules and interpretations of the Securities and Exchange Commission under Section 16 of the Exchange Act, if applicable.

      5.3.  Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

      5.4.  Limitations on Awards to any Single Participant. Subject to the adjustment provided in Section 14, no single Participant may receive Awards covering in the aggregate more than 1,500,000 shares of Stock.

ARTICLE 6  ELIGIBILITY

      6.1.  General. Awards may be granted only to individuals who are employees (including employees who also are directors or officers) of the Company or a Subsidiary or to consultants or advisors thereto, as determined by the Board.

ARTICLE 7  STOCK OPTIONS

      7.1.  General. The Board is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Board.

(b) Time and Conditions of Exercise. The Board shall determine the time or times at which an Option may be exercised in whole or in part, provided that no Option may be exercisable prior to six months following the date of the grant of such Option. The Board also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. An Option shall lapse immediately upon a Participant’s termination of employment or termination of consulting relationship for Cause, unless the Board determines otherwise.

(c) Payment. The Board shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including net issuance or other “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Without limiting the power and discretion conferred on the Board pursuant to the preceding sentence, the Board may, in the exercise of its discretion, but need not, allow a Participant to pay the Option price by directing the Company to withhold from the shares of Stock that would otherwise be issued upon exercise of the Option that number of shares having a Fair Market Value on the exercise date equal to the Option price, all as determined pursuant to rules and procedures established by the Board.

(d) Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions as may be specified by the Board.

      7.2  Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) Exercise Price. The exercise price per share of Stock shall be set by the Board, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b) Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c) Lapse of Option. An Incentive Stock Option shall lapse under the following circumstances:

(1) The Incentive Stock Option shall lapse ten (10) years after it is granted, unless an earlier time is set in the Award Agreement.

(2) The Incentive Stock Option shall lapse immediately upon termination of employment for Cause or for any other reason, other than the Participant’s death or Disability, unless the Board determines in its discretion to extend the exercise period after the Participant’s termination of employment.

(3) In the case of the Participant’s termination of employment due to Disability or death, the Incentive Stock Option shall lapse immediately upon termination of employment, unless the Board determines in its discretion to extend the exercise period of the Incentive Stock Option for no more than twelve (12) months after the date the Participant terminates employment. Upon the Participant’s death, any vested and otherwise exercisable Incentive Stock Options may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so under the Participant’s last will and testament, or, if the Participant shall fail to make testamentary disposition of such Incentive Stock Option or shall die intestate, by the person or persons entitled to receive said Incentive Stock Option under the applicable laws of descent and distribution.

(d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed One Hundred Thousand Dollars ($100,000.00).

(e) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company only if, at the time such Option is granted, the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Stock and such Option by its terms is not exercisable after the expiration of five (5) years from the date the Option is granted.

(f) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(g) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(h) Employees Only. Incentive Stock Options may be granted only to Participants who are employees of the Company or any Subsidiary.

ARTICLE 8  STOCK APPRECIATION RIGHTS

      8.1.  Grant of SARs. The Board is authorized to grant SARs to Participants on the following terms and conditions:

(a) Right to Payment. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1) The Fair Market Value of one share of Stock on the date of exercise; over

(2) The grant price of the Stock Appreciation Right as determined by the Board, which shall not be less than the Fair Market Value of one share of Stock on the date of grant in the case of any SAR related to any Incentive Stock Option.

(b) Other Terms. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Board at the time of the grant of the Award and shall be reflected in the Award Agreement.

ARTICLE 9  PERFORMANCE SHARES

      9.1.  Grant of Performance Shares. The Board is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Board. The Board shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.

      9.2.  Right to Payment. A grant of Performance Shares gives the Participant rights, valued as determined by the Board, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Board shall establish at grant or thereafter. The Board shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant, provided that the time period during which the performance goals must be met shall, in all cases, exceed six months.

      9.3.  Other Terms. Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Board and reflected in the Award Agreement.

ARTICLE 10  RESTRICTED STOCK AWARDS

      10.1.  Grant of Restricted Stock. The Board is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Board. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

      10.2.  Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Board may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Board determines at the time of the grant of the Award or thereafter.

      10.3.  Forfeiture. Except as otherwise determined by the Board at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Board may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Board may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

      10.4.  Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Board shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 11  DIVIDEND EQUIVALENTS

      11.1.  Grant of Dividend Equivalents. The Board is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Board. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Stock subject to an Option Award or SAR Award, as determined by the Board. The Board may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested.

ARTICLE 12  OTHER STOCK-BASED AWARDS

      12.1.  Grant of Other Stock-Based Awards. The Board is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Board to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Subsidiaries. The Board shall determine the terms and conditions of such Awards.

ARTICLE 13  PROVISIONS APPLICABLE TO AWARDS

      13.1.  Stand-Alone, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Board may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

      13.2.  Exchange Provisions. The Board may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 13.1), based on the terms and conditions the Board determines and communicates to the Participant at the time the offer is made.

      13.3.  Term of Award. The term of each Award shall be for the period as determined by the Board, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten (10) years from the date of its grant.

      13.4.  Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Board determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Board. The Board may also authorize payment in the exercise of an Option by net issuance or other cashless exercise methods.

      13.5.  Limits on Transfer. Unless the Board provides otherwise, (i) no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary, and (ii) no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

      13.6  Beneficiaries. Notwithstanding Section 13.5, a Participant may, in the manner determined by the Board, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Board. If the Participant is married and resides in a jurisdiction in which community property laws apply, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50 percent of the Participant’s interest in the Award shall not be effective without the written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Board.

      13.7.  Stock Certificates. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Board deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Board may place legends on any Stock certificate to reference restrictions applicable to the Stock.

      13.8.  Tender Offers. In the event of a public tender for all or any portion of the Stock, or in the event that a proposal to merge, consolidate, or otherwise combine with another Hypercom is submitted for stockholder approval, the Board may in its sole discretion declare previously granted Options to be immediately exercisable. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

      13.9.  Change of Control. A Change of Control shall, in the sole discretion of the Board:

(a) Cause every Award outstanding hereunder to become fully exercisable and all restrictions on outstanding Awards to lapse and allow each Participant the right to exercise Awards prior to the occurrence of the event otherwise terminating the Awards over such period as the Board, in its sole and absolute discretion, shall determine. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options; or

(b) Cause every Award outstanding hereunder to terminate, provided that the surviving or resulting corporation shall tender an option or options to purchase its shares or exercise such rights on terms and conditions, as to the number of shares, rights or otherwise, which shall substantially preserve the rights and benefits of any Award then outstanding hereunder.

ARTICLE 14  CHANGES IN CAPITAL STRUCTURE

      14.1.  General. In the event a stock split or stock dividend is declared upon the Stock, the shares of Stock available for grant under the Plan and the shares of Stock available for grant under the Plan and the shares of Stock then subject to each Award (and the number of shares subject thereto) shall be increased proportionately without any change in the aggregate purchase price therefor. Subject to Section 13.9, in the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of shares of another corporation, whether through reorganization, recapitalization, stock split-up or combination of shares, there shall be substituted for each such share of Stock then subject to each Award (and for each share of Stock then subject thereto) the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

ARTICLE 15  AMENDMENT, MODIFICATION AND TERMINATION

      15.1.  Amendment, Modification and Termination. With the approval of the Board, at any time and from time to time, the Board may terminate, amend or modify the Plan. However, without approval of the stockholders of the Company or other conditions (as may be required by the Code, by the insider trading rules of Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is listed or reported, or by a regulatory body having jurisdiction), no such termination, amendment, or modification may:

(a) Materially increase the total number of shares of Stock that may be issued under the Plan, except as provided in Section 14.1;

(b) Materially modify the eligibility requirements for participation in the Plan;

      or

(c) Materially increase the benefits accruing to Participants under the Plan.

      15.2.  Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 16  GENERAL PROVISIONS

      16.1.  No Rights to Awards. No Participant or employee or consultant shall have any claim to be granted any Award under the Plan, and neither the Company nor the Board is obligated to treat Participants and employees or consultants uniformly.

      16.2.  No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

      16.3.  Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy United States Federal, state, and local taxes (including the Participant’s FICA obligation and any withholding obligation imposed by any country other than the United States in which the Participant resides) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon any taxable event under the Plan, Participants may elect, subject to the Board’s approval, to satisfy the withholding requirement, in whole or in part, by having the Company or any Subsidiary withhold shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes in accordance with such procedures as the Board establishes. The Board may, at the time any Award is granted, require that any and all applicable tax withholding requirements be satisfied by the withholding of shares of Stock as set forth above.

      16.4.  No Right to Employment. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

      16.5.  Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

      16.6.  Indemnification. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      16.7.  Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

      16.8.  Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

      16.9.  Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

      16.10.  Fractional Shares. No fractional shares of stock shall be issued and the Board shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

      16.11.  Securities Law Compliance. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Board, and such provision or action shall be deemed to be modified so as to comply with Rule 16b-3.

      16.12.  Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended, any of the shares of Stock issued under the Plan. If the shares issued under the Plan may in certain circumstances be exempt from registration under such act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

      16.13.  Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Arizona.

PROXY	PROXY

HYPERCOM CORPORATION
Annual Meeting of Stockholders – May 21, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Christopher S. Alexander and Jonathon E. Killmer, and each of them, proxies, with power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Hypercom Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at Hypercom Corporation Headquarters, 2851 W. Kathleen Road, Phoenix, Arizona 85053 on Monday, May 21, 2001, beginning at 9:00 a.m., Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please mark, sign and date the reverse side and return the proxy card promptly using the enclosed envelope.

HYPERCOM CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.	ELECTION OF DIRECTORS: Nominee(s):		For All	Withhold All	For All Except nominees crossed out

	01 Christopher S. Alexander 03 Jock Patton	02 William Keiper

INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME ABOVE.

2.	TO APPROVE A PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR THE LONG-TERM INCENTIVE PLAN FROM 5,000,000 TO 6,000,000 SHARES.	For	Against	Abstain

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ALL OTHER MATTERS THAT PROPERLY MAY BE PRESENTED AT THE MEETING.

Address Change? Mark box and indicate change to the left.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournment thereof.

Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

Date: _____________________________________ ,2001

_________________________________________________
Signature

_________________________________________________
Signature (if held jointly)

  FOLD AND DETACH HERE

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.